EXHIBIT B-3

                           INTERIM SERVICES AGREEMENT

     THIS AGREEMENT (this "Agreement") is dated as of [        ], 2000 and is
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entered into by and between [                                       ] ("Client
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Company"), a [          ] corporation, and NiSource Corporate Services Company
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(formerly NIPSCO Industries Management Services Company) ("Corporate Services"),
an Indiana corporation; hereinafter sometimes referred to collectively as the "Parties" and each singularly as a "Party."

                                   WITNESSETH:

     WHEREAS, Corporate Services is organized, staffed and equipped to render services and provide resources to Client Company and to its associate companies in the NiSource Inc. system as herein provided; and

     WHEREAS, Client Company has a need for certain managerial, administrative, marketing, technical and other services, and certain resources; and

     WHEREAS, Corporate Services desires to provide such services and resources to Client Company subject to the terms and conditions described herein; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties agree as follows:

     1.   Term and Termination.
          --------------------

          A.   This agreement is effective as of  [          ], 2000.
                                                   ----------

          B. Either Party may terminate this Agreement upon thirty (30) days' prior written notice to the other Party.

     2.   Description of Services.
          -----------------------

     Upon its receipt of Client Company's request therefor, Corporate Services will furnish to Client Company, upon the terms and conditions hereinafter set forth, such services, at such times, for such periods and in such manner as Client Company may from time to time request. The services which may be provided to Client Company hereunder are described as follows:

          A.   Executive Services.

          Advise and assist Client Company concerning its overall operations and general administrative functions and strategic planning. General and


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     administrative management costs are allocated using the Global Allocation
     Factor. For strategic planning services, those costs directly associated with Client Company will be directly charged to Client Company. Other costs, associated with the existing portfolio of companies are allocated using the Global Allocation Factor.

          B.   Financial.

          Advise and assist Client Company with the establishment and maintenance of banking relationships, including accounts and account reconciliation, and preparation of financial reports. Costs directly associated with Client Company are directly charged to Client Company. Other costs, such as monitoring capital markets, investing activities, etc. will be allocated using the Global Allocation Factor.

          C.   Accounting.

          Advise and assist Client Company with the installation and maintenance of accounting systems, requirements of regulatory bodies with respect to accounting, studies of accounting procedures and practices to improve efficiency, book entries resulting from financial transactions, internal audits, employment of independent auditors, preparation and analysis of financial and operating reports and other statistical matters relating to customers of Client Company, preparation of annual reports, standardization of accounting and statistical forms in the interest of economy, and other accounting and statistical services. Costs directly associated with Client Company, such as the maintenance of the books and records, preparation of financial and statistical reports, tax filings, internal audit costs, etc. are charged directly to Client Company. Accounts payable processing will be charged using the Accounts Payable Ratio. Accounting costs associated with the preparation of consolidated financial reporting, consolidated tax matters, and other compliance matters will be allocated using the Global Allocation Factor.


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          D.   General Administrative.

          Advise and assist Client Company with regard to legal, payroll, personnel, human resources and benefits, tax and insurance matters. Legal, tax and insurance costs directly associated with Client Company will be charged directly to Client Company. Supervision and general and administrative costs associated with these costs will be allocated using the Global Allocation Factor. Payroll, personnel, human resources and benefits costs will be allocated using the Number of Employees Ratio.

          E.   Budgeting.

          Advise and assist Client Company in matters involving the preparation and development of construction and operating budgets, cash and cost forecasts, and budgetary controls. Costs directly associated with Client Company will be charged directly to Client Company. Other administrative and general costs will be allocated using the Global Allocation Factor.

          F.   Business Promotion and Public Relations.

          Advise and assist Client Company in the development of marketing and sales, public relations and corporate communications programs, in the preparation and use of advertising and sales materials, and in the determination, execution and evaluation of such programs. Costs directly associated with Client Company will be charged directly to Client Company. Other costs, such as administrative and general costs, will be allocated using the Global Allocation Factor.

          G.   Systems and Procedures.

          Advise and assist Client Company in the formation of good operating practices and procedures, the standardization of forms, the purchase, rental, installation, maintenance and use of mechanical and electronic data processing, computing and communications equipment, in conducting economic research and planning, and in the development of special economic studies. Costs directly associated with Client Company will be charged directly to Client Company. Other costs, such as administrative and general costs, will be allocated using the Global Allocation Factor.


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          H.   Access to and Use of Facilities.

          Make available to Client Company access to, use of, or rights in facilities, products, processes, techniques, computer hardware and software, technical information, training aids and properties, intellectual property, vehicles, equipment, machines and other property, whether owned, leased, or licensed by Corporate Services. Costs directly associated with Client Company will be charged directly to Client Company. Other costs, such as administrative and general costs, will be allocated using the Global Allocation Factor.

          I.   Training.

          Assist Client Company in providing training to Client Company personnel, develop and make available training procedures, materials and facilities, and provide instructors. Costs directly associated with Client Company will be charged directly to Client Company. Other costs, including administrative and general costs, will be allocated using the Number of Employees Ratio.

          J.   Gas Supply Services.

          Provide gas supply procurement services and other related services, including those related to price risk management activities. Supervision and other administrative and general costs will be allocated using the Gas Supply Ratio.

          K.   Other Services.

          Advise and assist in connection with such other matters as Client Company may request and Corporate Services may be able to perform. Requested services will be directly charged to Client Company.

     3.   Provision of Personnel.
          ----------------------

     Where requested by Client Company, Corporate Services will loan its employees to Client Company. Loaned employees will be under the sole supervision and control of Client Company for such period or periods of time as are necessary to complete the work to be performed by such employees. Client Company will be responsible for the actions and activities of such employees while engaged in the performance of the work to the same degree as though such persons were employees of Client Company.

     4.   Compensation of Corporate Services.
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     As compensation for services rendered to Client Company by Corporate
Services, Client Company hereby agrees to reimburse Corporate Services for all costs properly chargeable or allocable thereto. Such costs shall be determined in accordance with Appendix A attached hereto.


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     5.   Limitation of Liability and Indemnification.
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     A. In performing the services hereunder (except to the extent such services are being performed by employees loaned to and under the supervision of Client Company), Corporate Services will exercise due care to assure that the services are performed in a workmanlike manner, meet the standards and specifications set forth in the applicable request with respect to such services, and comply with applicable standards of law and regulation. However, failure to meet these obligations shall in no event subject Corporate Services to any claims or liabilities other than to re-perform the work at cost such that the work fully complies with the request or standard. CORPORATE SERVICES MAKES NO OTHER
WARRANTY WITH RESPECT TO ITS PERFORMANCE OF THE SERVICES, AND CLIENT COMPANY AGREES TO ACCEPT SUCH SERVICES WITHOUT FURTHER WARRANTY OF ANY NATURE. Client Company shall and does hereby indemnify and agree to save harmless and defend Corporate Services from the payment of any sum or sums of money on account of, or resulting from, claims or suits growing out of (I) injuries to or the death of any person, (ii) damage to or loss of any property and/or (iii) other damages in any way attributable to or arising out of the performance and prosecution of any project or work performed by or on behalf of Client Company for others, whether or not the same results or allegedly results from the claimed or actual negligence or breach of warranty of, or breach of contract or willful conduct by, Client Company or its employees, agents or subcontractors or any combination thereof. Further, Client Company shall and does hereby indemnify and agree to save harmless and defend Corporate Services (a) from any and all liens, garnishments, attachments, claims, suits, costs, attorneys' fees, cost of investigation and of defense resulting from, incurred in connection with, or relating to any such claims, (b) from the payment of any such sum or sums of money, and (c) from the payment of any penalties, fines, damages, suits or claims (and any liens or attachments asserted in connection therewith) arising out of (I) any alleged or actual violation of law, court order, or governmental agency rule or regulation committed by or existing with respect to Client
Company or its employees, agents or subcontractors (except Corporate Services when not performing services hereunder), or (ii) any alleged or actual breaches of contract by Client Company, or (iii) any claims made by or on account of any employee, agent or subcontractor (except Corporate Services when not performing services hereunder or any employee or agent of Corporate Services where such claim does not arise specifically in connection with the performance of services hereunder) of Client Company, or (iv) services or labor performed, materials, provisions or supplies furnished or which have been purchased or contracted for by or on behalf of Client Company, its employees, agents or subcontractors (except Corporate Services when not performing services hereunder).


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          B.   Corporate Services shall within a reasonable time after it receives notice of any claims, action, damages or liability against which it will expect to be indemnified pursuant to Article 5A, notify Client Company of such claims, actions, damages or liabilities. Thereafter, Client Company may at its own expense, upon notice to Corporate Services, defend or participate in the defense of such action or claim or any negotiation for settlement of such action or claim, provided that unless Client Company proceeds promptly and in good faith to pay or defend such action or claim, then Corporate Services shall have the right (but not the obligation), in good faith, upon ten days' notice to Client Company, to pay, settle, compromise or proceed to defend any such action or claim without the further participation by Client Company. Client Company will immediately pay (or reimburse Corporate Services, as the case may be) any payments, settlements, compromises, judgments, costs or expenses made or incurred by Corporate Services in or resulting from the pursuit by Corporate Services of such right. If any judgment is rendered against Corporate Services and any such action defended by Client Company or from which Corporate Services is otherwise entitled to indemnification under Article 5A, or any lien attaches to the assets of Corporate Services in connection therewith, Client Company immediately upon such entry or attachment shall pay the judgment in full or discharge any such lien unless, at its expense and direction, appeal shall be taken under which the execution of the judgment and/or satisfaction of the lien is stayed. If and when a final and unappealable judgment is rendered against Corporate Services in any such action, Client Company shall forthwith pay such judgment or discharge such lien prior to the time that Corporate Services would be legally held to do so.

          C. Client Company shall maintain at all times adequate levels of insurance to discharge financially its obligations under this Article 5.

     6.   Miscellaneous.
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          A.   This Agreement shall be binding upon the successors and assigns of the Parties, provided that Corporate Services shall not be entitled to assign or subcontract out any of its obligations under this Agreement or under any request issued hereunder without the prior written approval of Client Company. This Agreement may not be modified or amended in any respect except in writing executed by the parties hereto. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Indiana (without regard to conflicts of law principles). This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same force and effect as if the original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.


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          B.   The provision of services by Corporate Services pursuant to this
     Agreement shall be subject to any limitation contained in any authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over the Parties, or such provision of services.

     7.   Confidential Information.
          ------------------------

          A. Confidential Information shall include all market information concerning the retail natural gas market and the retail electric market, and any other information designated as confidential by Client Company.

          B.   Confidential Information shall not include:

               1. Information lawfully known to Corporate Services prior to the performance of such services other than through other work with or for Client Company; or

               2. Information that is publicly disclosed through no act of Corporate Services or any of Corporate Services' employees, either prior or subsequent to Client Company's disclosures of such information to Corporate Services.

          C. During the term of the Agreement and thereafter, except as Client Company may authorize in writing, Corporate Services shall and shall cause its employees to:

               1. Treat and cause to be treated as confidential all Confidential Information;

               2. Grant access to Confidential Information only to Corporate Services' employees performing services pursuant to this Agreement and Corporate Services' supervisory personnel needing access to Confidential Information;

               3. Use confidential information only in connection with the performance of services pursuant to this Agreement;

               4. Make copies of any tangible embodiment of Confidential Information only as necessary for the performance of such services;

               5. Remove any tangible embodiment of Confidential Information from the premises of Client Company only with the express permission of Client Company; and

               6. Return any or all tangible embodiments of Confidential Information to Client Company promptly following the request of Client


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          Company, and in any event upon completion of work pursuant to the
          Agreement.

          D. Notwithstanding the foregoing, Corporate Services may disclose Confidential Information to the extent that disclosure is required by a court or other governmental agency of competent jurisdiction, provided that Corporate Services shall provide notice to Client Company of the request for such disclosure promptly upon receiving such notice.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice Presidents as of the day and year first above written.


[CLIENT COMPANY]                        NISOURCE CORPORATE SERVICES COMPANY


By:                                     By:
   -------------------------------         --------------------------------


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                                   Appendix A

     This Appendix sets forth the methodologies used to accumulate the costs of services performed by NiSource Corporate Services Company ("Corporate Services") and to assign or allocate such costs to its associate companies within the NiSource System ("Client Companies").

                                 COST ASSIGNMENT

     Corporate Services maintains an accounting system that enables costs to be identified by Work Request (W/R) number. These W/R numbers used in combination with Accounts, Resource Codes, Product/Service Codes and Client Company numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees' hourly rate. All Corporate Services employees will maintain a record of their time. Those employees who provide services directly to Client Companies will charge their time on a daily basis using designated increments: (1) based on actual time records or (2) based on a fixed distribution that will be adjusted for exceptions. The fixed distribution percentages will be reviewed on a quarterly basis. The wages of those employees, such as administrative assistants and secretaries, who generally assist employees who provide services directly to Client Companies, will be allocated based on the allocation of the wages of the employees they assist. Time records will be maintained for three years. Indirect attributable costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocators.

     Cost will be accumulated by work request number and assigned as follows:

     1. Costs accumulated in a work request number for services specifically performed for a single Client Company will be directly assigned or billed to such Client Company.

     2. Costs accumulated in a work request number for services specifically performed for two or more Client Companies will be distributed among such Client Companies using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

     3. Costs accumulated in a work request number for services of a general nature which are applicable to all Client Companies will be allocated among all Client Companies, including NiSource Inc., and billed to them using the Global Allocator factor described below.

Cost Allocation

     Corporate Services uses cost allocation methods designed to fully distribute costs. Corporate Services' cost allocation methodology is comprised


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of the following three steps:

     1. To "direct charge" all labor, materials and other expenses to Client Companies whenever feasible.

     2. To allocate directly attributable costs to Client Companies based upon a measurable cost causing relationship, i.e., payroll department costs are
                                        ----
allocated on the number of employees for each Client Company.

     3. To allocate indirectly attributable costs that are common to all Client Companies, including NiSource Inc., using the Global Allocator Factor taking into consideration the relative size of each entity with regards to gross revenues, gross payroll expense and plant.

     Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare financial statements for a specific Client Company not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes a proportional share of that individual's payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).

General and administrative costs that are not associated with a specific, identifiable, causal relationship are pooled and allocated to all Client Companies, including NiSource Inc.

                               ALLOCATION METHODS
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ALLOCATIONS RELATED TO DIRECT LABOR CHARGES

The following allocations will be applied to the Direct Labor Charges:

     Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to Client Companies based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

1.   Common Asset Usage Overhead:

     The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC's) used by Corporate Services. The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead


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     is directly applied to all Corporate Services labor charged or allocated to
     Client Companies.

2.   Occupancy Overhead:

     The Occupancy Overhead allocates costs related to the workspace occupied by Corporate Services employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all Corporate Services labor charged or allocated to Client Companies.

3.   Management Overhead:

     This overhead represents the management cost of a function within Corporate Services. It is based on the ratio of Corporate Services supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to Client Companies.

AN ALTERNATIVE ALLOCATION APPLIED TO DIRECT LABOR CHARGES OR OTHER DIRECT
CHARGES

     An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to specific Client Companies for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.

ALLOCATIONS RELATED TO DISTRIBUTED SERVICES

     The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Number of Employees Ratio - Based on the number of employees benefiting from the
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performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Accounts Payable Ratio - Based on the number of invoices processed for each of
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the specific Client Companies. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Gas Supply Ratio:  Based on the number of decatherms purchased for a
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specific Client Company at the end of the previous year and may be adjusted periodically due to a significant change.


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Global Allocation Factor - This formula will be determined annually based on the
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average of gross plant (original plant in service), gross payroll charges
(salaries and wages, including overtime, shift premium and lost time, but excluding pension, payroll taxes and other employee benefits) and gross revenues during the pervious calendar year and may be adjusted for any known and reasonable quantifiable events or at such time as may be required due to significant changes. This formula is commonly referred to as the "Massachusetts Formula."


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